Exhibit 8.1

List of Subsidiaries of IMRIS Inc.

IMRIS, Inc. (incorporated under the laws of Delaware, USA);

IMRIS (Europe) SPRL, (incorporated in Belgium);

IMRIS Germany GMBH (incorporated in Germany);

IMRIS India Private Limited (incorporated in India);

IMRIS Singapore Pte.Ltd. (incorporated in Singapore);

IMRIS KK (incorporated in Japan);

IMRIS Medical Technology Service Beijing Co., Ltd. (incorporated in China); and

NASL (incorporated under the laws of Alberta, Canada and continued under the federal laws of Canada in April 2010).